UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 23, 2021

SURNA INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54286	27-3911608
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1780 55th Street

Boulder, Colorado 80301

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 993-5271

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On June 28, 2021 R. Brian Knaley will be employed by Surna Inc. (the “Company”) as the Company’s Chief Financial Officer and Treasurer until his resignation or earlier termination or other removal therefrom. In connection with this appointment, the Company and Mr. Knaley entered into an employment agreement, which was approved by the Board of Directors (“Board”) on June 16, 2021 (the “Employment Agreement”). A copy of the Employment Agreement is attached hereto as Exhibit 10.1.

There were no arrangements or understandings between Mr. Knaley and the Company or with any other persons as the reason Mr. Knaley was appointed as the Company’s Chief Financial Officer and Treasurer.

The initial term of the Employment Agreement will commence on June 28, 2021 and will continue until June 30, 2024. However, the Company and Mr. Knaley may terminate the Employment Agreement, at any time, with or without cause, by providing the other party with 30-days’ prior written notice. In the event Mr. Knaley’s employment is terminated by the Company during the initial term without cause, Mr. Knaley will be entitled to receive his base salary for an additional 30 days. Following the initial term, the Company and Mr. Knaley may extend the Employment Agreement for additional one-year terms by mutual written agreement.

Mr. Knaley will receive an annualized base salary of $250,000. Upon uplisting of the Company to a national stock exchange (Nasdaq or NYSE), his base salary will be increased to $275,000 annually. Mr. Knaley is also eligible to receive an annual incentive bonus as described in the Company’s Annual Incentive Compensation Plan and Policy. During 2021, Mr. Knaley will be eligible for 50% of the incentive award allocated to executives. If a similar plan is in place for 2022 and subsequent years, he will be eligible for 100% of the incentive award allocated to executives.

On June 28, 2021, the Board will grant Mr. Knaley non-qualified stock options to purchase 2,000,000 shares of the Company’s common stock, which vest as follows: (i) 250,000 options vest and become exercisable on the grant date, (ii) 417,000 options vest and become exercisable on June 30, 2022, if Mr. Knaley continues to be employed by the Company on that date, (iii) 665,000 options vest and become exercisable on June 30, 2023, if Mr. Knaley continues to be employed by the Company on that date, and (iv) 668,000 options vest and become exercisable on June 30, 2024, if Mr. Knaley continues to be employed by the Company on that date. The exercise price of these options will be based on the closing price of the Company’s common stock on June 25, 2021.

In the event of a change of control involving the Company, any remaining special stock bonuses related to any period ending after the date of the change of control will become due and payable, provided Mr. Knaley continues to provide services to the Company on the date immediately preceding the date of the change of control.

Beginning with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, Mr. Knaley will be designated as the Company’s Principal Financial and Accounting Officer and will sign the Company’s periodic reports to be filed with the Securities and Exchange Commission.

Biographical and other information for Mr. Knaley is set forth below.

Mr. Knaley (age 51), has extensive experience as a financial leader, having held a number of executive roles in public companies and driving a number of substantial changes to their business results and financial reporting compliance.

He was most recently the CFO for Proximo Medical, a start-up company that specializes in the commercialization of medical devices. As CFO, he provided strategic management of accounting and finance functions including financial control, cash maximization and tax and regulatory compliance.

Prior to Proximo, he served as Senior Vice President and Interim CFO of ViewRay, Inc., (Nasdaq: VRAY), a global manufacturer of MRI-guided radiation therapy systems. At ViewRay he delivered strategic leadership for this publicly listed company.

Before ViewRay, Mr. Knaley served as CFO at ARC Group Worldwide, Inc. (Nasdaq: ARCW), a global manufacturer of precision metallurgic products and advanced 3D printing. Prior to ViewRay he was Vice President and Corporate Controller of Spectranetics Corp. (Nasdaq: SPNC), a vascular intervention device maker, where he supported the executive team in selling the company to Philips Holding USA, Inc.

Other positions Mr. Knaley has previously held include: Corporate Controller for Arcelormittal USA (NYSE: MT), a steel and mining company and Vice President Finance/Audit Manager for Caterpillar, Inc. (NYSE: CAT), a Fortune 100 corporation that designs, develops, engineers, manufactures, markets, and sells machinery, engines, financial products, and insurance.

Mr. Knaley holds a BA in Accounting from Thomas More College and is a Certified Public Accountant licensed in Ohio.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement by and between R. Brian Knaley and the Company dated June 28, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2021	SURNA INC.

	By:	/s/ Anthony K. McDonald
Anthony K. McDonald
President and Chief Executive Officer